Exhibit 22.1
List of Guarantor Subsidiaries
Freeport-McMoRan Oil & Gas LLC (FM O&G LLC), a Delaware limited liability company, is a 100-percent-owned subsidiary of FCX Oil & Gas LLC and indirect subsidiary of Freeport-McMoRan Inc. (FCX), and guarantor of all of FCX’s senior notes.
Freeport Minerals Corporation (FMC), a Delaware corporation, is a 100-percent-owned subsidiary of FCX and an issuer of senior notes and debentures that are guaranteed by FCX.
The following is as of December 31, 2020:
Senior notes issued by FCX and guaranteed by FM O&G LLC:
•3.55% Senior Notes due 2022
•3.875% Senior Notes due 2023
•4.55% Senior Notes due 2024
•5.00% Senior Notes due 2027
•4.125% Senior Notes due 2028
•4.375% Senior Notes due 2028
•5.25% Senior Notes due 2029
•4.25% Senior Notes due 2030
•4.625% Senior Notes due 2030
•5.40% Senior Notes due 2034
•5.45% Senior Notes due 2043
Senior notes and debentures issued by FMC and guaranteed by FCX:
•7 1/8% Debentures due 2027
•9½% Senior Notes due 2031
•6 1/8% Senior Notes due 2034